Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Restaurants, Inc. Names New Chief Operating Officer

FOR IMMEDIATE RELEASE

Cincinnati, OH—February 26, 2007—Frisch’s Restaurants, Inc. (Amex:FRS), announced that effective today Rinzy J. Nocero, 53, will become the Company’s Chief Operating Officer.

Mr. Nocero brings 33 years of restaurant experience with him to Frisch’s. He most recently served as senior vice president of operations of Bob Evans Farms, Inc. headquartered in Columbus, Ohio. He began his career with Bob Evans in 1972 as a grill operator and worked his way up through the ranks to senior vice president.

Craig F. Maier, President and Chief Executive Officer, said, “We are very pleased that Rinzy has agreed to come on board to lead our Big Boy and Golden Corral restaurants. We believe his exceptional leadership and restaurant management skills will contribute greatly toward achieving the operating results that we need to grow our Company.”

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. Plans are in place to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.